                                                                     EXHIBIT 5.1

                               OPINION OF COUNSEL


                                  June 1, 1999


HomeCom Communications, Inc.
Fourteen Piedmont Center, Suite 100
3535 Piedmont Road
Atlanta, Georgia  30305

     RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about June 1, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of shares of your common stock (the "Shares"), to be sold by certain shareholders listed in the Registration Statement (the "Selling Shareholders"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.

     As counsel to you, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

     It is our opinion that the Shares, when sold by the selling shareholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                                         Sincerely,

                                         SIMS MOSS KLINE & DAVIS LLP


                                         /s/ SIMS MOSS KLINE & DAVIS LLP